CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated November 23, 2021, with respect to the financial statements of Allspring Diversified Capital Builder Fund (formerly Wells Fargo Diversified Capital Builder Fund), Allspring Diversified Income Builder Fund (formerly Wells Fargo Diversified Income Builder Fund), and Allspring Index Asset Allocation Fund (formerly Wells Fargo Index Asset Allocation Fund), three of the funds comprising Allspring Funds Trust (formerly Wells Fargo Funds Trust), as of September 30, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 24, 2022